EXHIBIT 10.1

GENERAL RELEASE & SEPARATION AGREEMENT

THIS GENERAL RELEASE & SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between SIRVA, Inc., its subsidiaries and their subsidiaries including, but not limited to, SIRVA Relocation, LLC, Allied Van Lines, Inc. and North American Van Lines, Inc. (hereafter collectively referred to as “Company”), and Allen Chan (“Associate”).

Recitals

WHEREAS, Associate and Company enter into this Agreement in connection with Associate’s separation from Company;

WHEREAS, Associate and Company wish to resolve all disputes or potential disputes arising from Associate’s employment by Company and the termination thereof;

NOW, THEREFORE, in consideration of the matters set forth in the Recitals and the mutual covenants and promises outlined below, the parties agree as follows:

Terms and Conditions

1.                                       Separation.  Associate’s employment shall terminate effective December 31, 2005 (“Termination Date”).  Associate shall continue to perform on a substantially full-time basis through the Termination Date his job duties and such other duties and responsibilities as may be assigned, and shall receive his current pay and benefits through that date.

2.                                       Severance Pay and Benefits.

(a)                                  In consideration of the execution and non-revocation of this Agreement, Company shall pay Associate severance pay at his rate of pay as of the Termination Date, ($252,500 annualized),  less applicable tax and withholding and Associate’s housing, goods and services, school and utilities allowances, ($206,000 in aggregate annualized), less applicable tax and withholding, beginning on the first regular pay period following the expiration of the revocation period, and continuing for twelve (12) months or until Associate becomes self-employed or obtains other full-time employment (the “Severance Period”).

(b)                                 Associate’s health benefits as previously provided to Associate by Company, but excluding any other perquisites and short and long term disability benefits and life insurance benefits, shall continue during the Severance Period.

(c)                                  Company shall pay Associate the bonus he would otherwise be entitled to receive under the terms of the 2005 Management Incentive Plan.  Company shall also pay Associate $126, 250 less applicable taxes and withholding in recognition of his efforts for assisting in the successful completion of the divestiture of the Company’s Records Management business in Australia.

(d)                                 As further consideration, Associate shall also be entitled to the use of his Company automobile and to retain his American Club Membership through the end of the Severance Period.  At the end of the severance period, Associate shall have the opportunity to purchase the Company automobile at the fair market value at that time.

(e)                                  Nothing herein is intended to alter Associate’s rights, if any, under the SIRVA, Inc. Omnibus Stock Incentive Plan.

(f)                                    For informational purposes only, Associate has, as of December 31, 2005, zero (0) days of unused Earned Paid Time Off (“PTO”).

3.                                       Tax Equalization.  Associate will remain tax equalized to the United States for all assignment related compensation through December 31, 2006.   Thereafter, Associate will no longer fall under Company’s Tax Equalization Program.  Associate will therefore be responsible for all income and social tax liabilities, regardless of the jurisdiction, effective January 1, 2007.

4.                                       Tax Return Preparation.  Company will pay the cost of Associate’s United States and Hong Kong income tax return preparation by Company’s designated tax provider for the 2006 tax year and possibly beyond, as discussed below. Associate acknowledges his obligation to pay to Company his hypothetical federal and social security liabilities for 2005 and beyond, in accordance with Company’s tax equalization policy.  Associate’s continued eligibility for United States and Hong Kong individual income tax preparation services is determined by compensation relating to Associate’s foreign assignment included in a Form W-2, utilization of foreign tax credits that can be claimed on Associate’s United States income tax return, or subjection to Hong Kong tax in future years.  Company retains the right to recoup any tax benefits (e.g. foreign tax credits, etc. ) claimed in any year, which relate to foreign taxes paid by Company. This includes prior years, if amended returns can be filed to carry back foreign tax credits, or future years, if credits can be carried forward.

5.                                       All payments made to Associate under this Agreement will be paid by Associate’s home country and any currency exchange fees and wire transfer fees associated with such payments will be reimbursed by Company.

6.                                       If Associate had established direct deposit for his payment of wages, then the severance payments, and any other payments due per this Agreement, will be directly deposited into the same account and financial institution where Associate’s previous payment of wages had been directly deposited by Company, unless Associate provides otherwise below:

Name of Institution:
Account Number:

[NOTE TO ASSOCIATE:  Only complete the above information if you wish to change the account to where you want your severance payments directly deposited from where you currently have your payment of wages directly deposited.]

7.                                       Associate acknowledges and agrees that the severance pay and benefits set forth in Paragraphs Two (2) through Five (5) of this Agreement are the only severance benefits Associate shall receive by electing to execute this Agreement.  Associate further acknowledges and agrees that upon payment of the amounts expressly provided for in this Agreement, Associate shall have received full payment for all services rendered on behalf of Company, including any amounts Associate would be otherwise entitled to receive from Company under Company’s Management and/or Performance Incentive Plans, Associate’s employment offer letter, or any other compensation, incentive or severance pay programs.

8.                                       In consideration of the benefits received by Associate hereunder, Associate hereby IRREVOCABLY, VOLUNTARILY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Company, and each of Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”), which Associate now has, owns, or holds, or claims to have, own, or hold, or which Associate at any time heretofore had, owned, or held, or claimed to have, own, or held from the beginning of time to the date of this Agreement.

9.                                       By way of specification and not by way of limitation, Associate specifically waives, releases and agrees to forego any rights or claims that Associate may now have, or may have heretofore had, against each or any of the Releasees, under tort, contract or other common law of the State of Illinois, or other state, including, but by no means limited to, claims arising out of or alleging wrongful discharge, breach of contract, retaliatory discharge, breach of implied covenant of good faith and fair dealing, invasion of privacy, negligence, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, intentional infliction of emotional distress, mental suffering or damage to professional reputation, and including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967 (ADEA), the Worker Adjustment & Retraining Notification Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, 42 U.S.C. Section 1981, 42 U.S.C. Section 1983, 42 U.S.C. Section 1985, the Vocational Rehabilitation Act of 1977, the Illinois Human Rights Act, the Indiana Civil Rights Law, the Indiana Age Act, the Americans with Disabilities Act, the Family Medical Leave Act, and under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, any state, or any political subdivision of any state.  The parties intend that the claims released be construed as broadly as possible.  The parties also acknowledge that this Agreement is intended to and will serve as a complete defense to all released claims.  This is not a waiver or release of any claims that may arise from acts or omissions occurring after the date this Agreement is executed.

10.                                 It is understood by Associate that this Agreement is confidential, and its terms and conditions are not to be revealed to anyone, except where otherwise required by law, required for legitimate law enforcement or compliance purposes or where revealed to Associate’s immediate family, legal counsel, and tax advisor, and, with respect to the release of such information to any of them, Associate will inform them of this confidentiality provision.

11.                                 Associate represents and warrants that Associate has not filed any complaints or claims against Company or Releasees with any local, state, federal or foreign court or agency and that if any such court or agency assumes jurisdiction on any complaint or claim against Company or Releasees which arose prior to the execution of this Agreement, Associate shall immediately request such court or agency to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice.

12.                                 Associate agrees that Associate has had sufficient opportunity to review and consider this Agreement and to discuss it with anyone Associate desires and that Associate has carefully read it and fully understands all its provisions.  Associate further represents and agrees that Associate has not been under any duress, coercion, or undue influence from Company or any of its representatives either during the communications which led to this Agreement or at the time of the execution of this Agreement.

13.                                 This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement except the Confidentiality, Proprietary Rights & Non-Solicitation Agreement signed by Associate on August 16, 2004.  Associate specifically acknowledges that this agreement supersedes the offer letter to Associate dated July 28, 2004. Additionally, Associate represents and acknowledges that in executing this Agreement Associate does not rely on, and has not relied on, any representation or statement made by Company or any of its directors, officers, associates, agents or representatives, or their attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

14.                                 Associate agrees that at no time hereafter will Associate make, issue release, or authorize any written or oral statements, derogatory or defamatory in nature about Company, its directors, officers, employees agents or related entities.

15.                                 This Agreement shall be binding upon Associate and upon Associate’s heirs, administrators, representatives, executors, and successors and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors and successors.

16.                                 This Agreement shall be governed by the laws of the State of Illinois.  The parties agree that Illinois shall be the exclusive venue for any action or proceeding by either party.

17.                                 Associate has represented and hereby reaffirms that Associate has disclosed to Company any information in Associate’s possession or within Associate’s knowledge concerning any conduct involving Company, or any of its affiliates, employees, associates, officers, directors, or agents that Associate has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company policy in any respect.

18.                                 As soon as practicable, but in no event later than one (1) week following the Termination Date, Associate shall return to Company (i) any and all business equipment, credit cards and other Company property made available for his use while an employee of Company and (ii) any files, data, diskettes or other copies of information (whether in hard copy or in electronic form) pertaining to Company or any of its subsidiaries or affiliates, or the business or operation thereof.  Notwithstanding the foregoing, Associate shall be entitled to retain his personal notes, diaries, and calendars.

19.                                 Without the prior written consent of Company, or except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Associate shall not disclose any trade secrets, customer lists, designs, information regarding product development, marketing plans, sales plans, projected acquisitions or dispositions of properties or management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to Company or any of its subsidiaries or information designated as confidential or proprietary that Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by Company or is in the public domain other than by reason of Associate’s breach of this subparagraph.

20.                                 Associate agrees to provide Company with his full cooperation, as requested by Company from time to time, subject to reimbursement by Company of reasonable out-of pocket costs and expenses in accordance with Company’s travel and expense reimbursement policies regarding any matter including any litigation, claims, governmental proceeding, investigation or independent review, which relates to matters with which Associate was involved or which Associate had knowledge during the term of his employment with Company.

21.                                 Knowing and Voluntary.  Associate acknowledges that in consideration for his execution of this Agreement, he is receiving payments and benefits to which he would otherwise not be entitled.  Associate further acknowledges that:

(a)                                  Associate agrees that Associate has had sufficient opportunity to review and consider this Agreement and to discuss it with anyone Associate desires and that Associate has carefully read it and fully understands all its provisions.  Associate further acknowledges that he has been advised to have this Agreement reviewed by counsel, and that this Paragraph Twenty Two (a) (22(a)) constitutes such written advice.  Associate further represents and agrees that Associate has not been under any duress, coercion, or undue influence from Company or any of its representatives either during the communications which led to this Agreement or at the time of the execution of this Agreement; and

(b)                                 Associate acknowledges that Company provided Associate this Agreement on December 31, 2005, and that Company has afforded Associate the opportunity to take twenty-one (21) days to review this Agreement and that Company has advised Associate to consult with an attorney prior to signing this Agreement; and

(c)                                  Associate has the right to revoke this Agreement within seven (7) calendar days after he signs it by delivering written notice of such revocation to Todd Schorr, Senior Vice President, Human Resources, within the seven (7) calendar days in order to be effective.  Associate understands that the severance benefits will not commence until after the revocation period has expired.

IN WITNESS WHEREOF, the parties do hereby KNOWINGLY and VOLUNTARILY enter into this General Release & Separation Agreement.

ALLEN CHAN	SIRVA, INC.

/s/ Allen Chan	By:	/s/ Todd W. Schorr
Associate’s Signature
	Its:	Senior Vice President — H.R.
January 24, 2006
Date	February 13, 2006
Date